EXHIBIT 5

CLS	Corporate Law Solutions
	A Professional Law Corporation

	Gregory W. Preston, Esq.
	Managing Director

	2112 Business Center Dr., 2nd Floor			Direct Dial: 949.252.9252
	Irvine,	California	92612 — 7135	Facsimile:	949.757.0667
	Email: gpreston@corp-law.com

July 28, 2006

California Coastal Communities, Inc.

6 Executive Circle, Suite 250

Irvine, California  92614

Re:   California Coastal Communities, Inc. (the “Company”)—
Registration Statement on From S-8 (the “Registration Statement”)

Dear Ladies and Gentlemen:

We refer to your Registration Statement, which registered an additional 250,000 shares of Common Stock, par value $0.05 per share (the “Common Stock”) for issuance under the Company’s Amended and Restated 1993 Stock Option/Stock Issuance Plan (the “Plan”).  We advise you that, in our opinion, when such shares of Common Stock have been issued and sold pursuant to the applicable provisions of the Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and non-assessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Corporate Law Solutions, P.C.

By	/s/ GREGORY W. PRESTON
Gregory W. Preston
Managing Director